SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                            (Name of Issuer) ... ICTS
                               International, N.V.
                         (Title of Class of Securities)
                                  Common Stock
                            (CUSIP Number) N43837108

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) Lior Zouker , Holland: Biesboch 225, 1181 JC Amstelveen,

                               011-31-20-347-1077

             (Date of Event Which Requires Filing of This Statement)
                                October 11, 2000
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.[ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









CUSIP No. N43837108
---------------------------------------------------------------------------
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons

Seehafen Rostock Umschlagsgesellschaft GmbH ("Port of Rostock")
----------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions).....
(a)....X....................................................................
(b).........................................................................
----------------------------------------------------------------------------
(3) SEC Use Only ...........................................................
----------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  WC
----------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)----------------------------------------------------------------------
(6) Citizenship or Place of Organization
Germany
----------------------------------------------------------------------------
Number of Shares (7)Sole Voting Power
390,000....................................................
Beneficially Owned (8)Shared Voting Power.......................
by Each
Reporting (9) Sole Dispositive Power      390,000............
Person With (10)Shared Dispositive Power.................................
----------------------------------------------------------------------------
(11)Aggregate Amount Beneficially Owned by Each Reporting Person    390,000
----------------------------------------------------------------------------
(12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)----------------------------------------------------------------
(13)Percent of Class Represented by Amount in Row (11)      6.2 %...........
----------------------------------------------------------------------------
(14)Type of Reporting Person (See Instructions)...............HC............

 ............................................................................
 ............................................................................
 ............................................................................
 ............................................................................
 ............................................................................

Item 1. Security and Issuer
Common  Stock,  ICTS  International,   N.V.,  Holland:  Biesboch  225,  1181  JC
Amstelveen

-------------------------------------------------------------------------------

Item 2. Identity and Background
(a)    Port of Rostock
(b)    c/o  ICTS International, N.V., Holland: Biesboch 225, 1181 JC Amstelveen
(c)      N/A
(d)      N/A
(e)      N/A
(f)      Germany

------------------------------------------------------------------------
Item 3.  Source and Amount of Funds and Other Consideration

Working Capital

Item 4.  Purpose of Transaction

(a)      For Investment.

(b)      N/A

(c)      N/A

(d)      N/A

(e)      N/A

(f)      N/A

(g)      N/A

(h)      N/A

(i)      N/A

(j)      N/A


Item 5.  Interest in Securities of the Issuer.

(a)      390,000
(b)      390,000
(c)      N/A
(d)      N/A
(e)      N/A

Item 6.  Contracts, Arrangements, Understandings or
Relationships With Respect to Securities of the Issuer.

             N/A

Item 7.  Material to be Filed as Exhibits

             N/A

------------------------------------------------------------------------


Signature.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 ..............................................................................
Date    May 25, 2001
 ..............................................................................
Signature
 ..............................................................................
Name/Title  /s/   Menachem Atzmon,  Chief Executive Officer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person) , evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001). [GRAPHIC OMITTED]